Francesca’s Holdings Corporation Raises Fourth Quarter Guidance

on Holiday Sales and Margin Results

HOUSTON, Jan. 14, 2013 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) today announced that the Company has raised its guidance for the fourth quarter ending February 2, 2013 based on its holiday period sales and margin performance.

The Company now expects sales to be between $84.5 million and $85.0 million, representing an increase of 37% to 38% over the prior year quarter. This outlook is based on an estimated 7% to 8% comparable boutique sales increase over the prior year quarter, following a 14.7% increase in the same period last year. Net income for the quarter is expected to be in the range of $13.0 million to $ 13.5 million or $0.29 to $0.30 per diluted share, representing an increase of 45% to 50% over the fourth quarter of the prior year's adjusted $0.20 per diluted share, which excluded $0.4M after tax secondary equity offering costs, or $0.01 per diluted share.

Neill Davis, chief executive officer, commented, "We are pleased with our holiday selling season. Our increased fourth quarter guidance reflects positive customer response to francesca's® broad and shallow merchandising strategy and small format, differentiated boutique experience. We are well positioned to deliver our growth objectives as we continue to execute our merchandising model, expand our boutique base, and further develop our e-commerce strategy."

The Company management will be presenting at the 15th Annual ICR XChange Conference to be held at the Fontainebleau Hotel in Miami Beach, Florida on Thursday, January 17, 2013 at 10:40 AM Eastern Standard Time. The audio portion of the presentation will be webcast live in the investor relations section of the Company's website, www.francescas.com. An archived replay will be available two hours after the conclusion of the live event.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 21, 2012 and December 7, 2012, respectively. We undertake no obligation to publicly update or revise any forward-looking statement.

The Company may not issue future press releases discussing sales trends such as this one other than associated with routine quarterly and annual financial reporting.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca's® appeals to the 18-35 year-old, fashion conscious, female customers, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca's® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week. For additional information on francesca's®, please visit www.francescas.com

The Francesca's Collections logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=15831

CONTACT:

francesca’s®

ICR, Inc.

Jean Fontana

203-682-8200

jean.fontana@icrinc.com